CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 13, 2007, accompanying the consolidated financial statements of William Penn Bank, FSB as contained in the Form SB-2 to be filed with the Securities and Exchange Commission and as contained in Form MHC-1, Form MHC-2 and Form H-(e)1 to be filed with the Office of Thrift Supervision. We consent to the use of the aforementioned report in the Form SB-2, Form MHC-1, Form MHC-2 and Form H-(e)1 and to the use of our name as it appears under the caption “Experts.”

                                                                                                              /s/ Beard Miller Company LLP

Beard Miller Company LLP

Paoli, Pennsylvania

December 18, 2007